SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )


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                         THE FIRST AUSTRALIA FUND, INC.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                            [LOGO]
                                                       FIRST AUSTRALIA
                                  NEWS RELEASE               FUND

FOR IMMEDIATE RELEASE





Contacts:
Laurence Freedman/Brian Sherman                Richard Strickler, EquitiLink USA
The First Australia Fund, Inc.                 800-522-5465
011-612-9950-2888
http://www.equitilink.com

Rhonda Barnat/Mike Pascale, Abernathy MacGregor Frank
212-371-5999



               INSTITUTIONAL SHAREHOLDER SERVICES RECOMMENDS FIRST
               ---------------------------------------------------
            AUSTRALIA FUND SHAREHOLDERS RE-ELECT INCUMBENT DIRECTORS
            --------------------------------------------------------


      ISS Recommends Vote Against All of Deep Discount Advisors' Proposals

      ----------------------------------------------------------------------


New York, NY, April 15, 1999 - The First Australia  Fund, Inc. (AMEX:  IAF, PCX:
IAF), a closed-end equity fund, announced today that Institutional Shareholder Services (ISS) has recommended that its clients vote to re-elect the Fund's incumbent Directors and vote against all of the proposals of Deep Discount Advisors and Ron Olin Investment Management Company (DDA).

ISS is the nation's premier independent proxy advisory firm whose clients include some of the largest institutional investors in the world.

In its report, ISS stated, "The current Board is a group of individuals highly qualified to oversee a fund that invests in Australian equities."

                                    - more -

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Page Two

First Australia Fund Chairman Laurence Freedman said, "We are extremely pleased with ISS's recommendation. It has recognized both the Fund's outstanding performance and the Board's commitment to delivering value for all shareholders." President, Brian Sherman said, " The First Australia Fund is the only vehicle for most investors to participate in Australia's growing and vibrant economy through the Fund's investment in Australian Stock Exchange listed companies. We strongly urge shareholders to follow the ISS recommendation and to vote for the election of Directors and against all of DDA's proposals."

ISS also said, "The fund's performance has improved greatly, and the discount has decreased significantly in the past seven months, partly as a result of the booming Australian market."

ISS went on to note that, although DDA suggested in its proxy materials methods by which shareholders could sell their shares at net asset value, "On speaking with DDA and on doing additional research, ISS learned of two closed-end funds in which such methods were used, both of which ended in the dissolution of the fund or its merging into another fund."

The First Australia Fund, Inc. is a closed-end fund organized to provide investors a vehicle for long-term appreciation and current income through investment primarily in equity securities of Australian companies listed on the Australian Stock Exchange. The Fund is managed by EquitiLink International Management Limited and advised by EquitiLink Australia Limited. On January 31, 1999, 86.4% of the Fund's portfolio was held in industrial equities, which includes the financial sector, 12.6% was held in resource equities and 1.0% was held in cash. As of January 31, 1999, the Fund's total net assets amounted to $154.4 million and the Fund's NAV was $8.98 per share. In December 1997, the Board instituted a managed distribution policy. In 1998, the Board determined to continue this distribution policy, which provides all shareholders with a high cash distribution of approximately 12% per annum based on recent share prices.

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